News Release

Investor Contact:


Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2010 FINANCIAL RESULTS; COMPANY REPORTS STRONG MARGINS AND CASH FLOW; FURTHER BALANCE SHEET IMPROVEMENT

CONTINUED PROGRESS IN RESHAPING THE COMPANY'S BUSINESS MODEL FOR PROFITABLE
GROWTH:

* Reported pre-tax income from continuing operations of $103 million in 4Q10 and $223 million for the full year on lower revenue
* Increased operating profit margin to 12.9 percent in 4Q10 and 9.3 percent for the full year
* Achieved 4Q10 services operating profit margin of 8.0 percent -- second consecutive quarter within targeted range of 8 - 10 percent
* Generated free cash flow of $146 million in 4Q10; year-end 2010 cash balance of $828 million exceeds year-end debt of $824 million
* Technology revenue flat at $562 million for the full year compared to declines in prior years; 5 percent growth in ClearPath sales for the full year
* Grew IT outsourcing revenue outside the US federal business by 4 percent in 4Q10 and 6 percent for the full year


BLUE BELL, Pa., February 1, 2011 - Unisys Corporation (NYSE: UIS) today reported fourth-quarter 2010 net income of $99.2 million, or $2.29 per diluted share, compared with net income of $114.5 million, or $2.64 per diluted share, in the fourth quarter of 2009. Unisys reported fourth-quarter 2010 income from continuing operations before income taxes of $103.2 million compared with $98.0 million in the fourth quarter of 2009. After taxes, Unisys reported fourth-quarter 2010 net income from continuing operations of $95.2 million, or $2.20 per diluted share, compared with $113.7 million, or $2.62 per diluted share in the fourth quarter of 2009. Revenue declined 10 percent to $1.04 billion compared with $1.16 billion in the year-ago quarter, with about two percentage points of the revenue decline attributable to divested businesses. Foreign currency fluctuations had a two percentage-point negative impact on revenue in the quarter.

For the full year of 2010, Unisys reported net income of $236.1 million, or $5.45 per diluted share, compared with full-year 2009 net income of $189.3 million, or $4.75 per diluted share. The company reported full-year 2010 income from continuing operations before income taxes of $222.9 million compared with $218.2 million in the fourth quarter of 2009. After taxes, Unisys reported full-year 2010 net income from continuing operations of $158.9 million, or $3.67 per diluted share, compared with $172.2 million, or $4.32 per diluted share, for full-year 2009. Revenue in 2010 declined 8 percent to $4.02 billion compared with revenue of $4.39 billion in 2009, with about two percentage points of the decline attributable to divested operations. Foreign currency fluctuations had an approximately one percentage-point positive impact on revenue for the full year.

"I am pleased with the improvements we have made and the achievement of key milestones," said Unisys Chairman and CEO Ed Coleman. "We reported a fourth-quarter operating margin of 12.9 percent, our highest of the year. For the second consecutive quarter, we achieved a services operating profit margin within our targeted business model range of 8 to 10 percent. Our technology business also had a good quarter. For the full year, we grew overall operating profit by 14 percent. Our continued focus on generating free cash flow resulted in a major accomplishment as we ended the year with a cash balance that exceeded our outstanding debt.

"While total revenue declined as we reshape our business model, we made progress towards our previously announced longer-term revenue goals. Outside of the U.S. federal market, our IT outsourcing revenue grew each quarter in 2010 and 6 percent for the full year. We grew sales of ClearPath servers by 5 percent in 2010 while our overall technology revenue was flat.

"With a growing reputation for service excellence, new technological innovations like secure partitioning for the Intel Xeon platform, and the work we have done to focus, strengthen and differentiate our solutions, we believe Unisys is well positioned to help clients deal with the disruptive trends associated with cloud computing, cybersecurity, mobile computing, social computing, smart computing and IT appliance offerings," Coleman said.

Unisys reported a fourth-quarter gross profit margin of 29.8 percent, up from
29.4 percent a year ago. Operating expenses (selling, general and administrative expenses plus research and development) declined 14 percent from the year-ago quarter. Reflecting the improved gross margin and the reduction in operating expenses, the fourth-quarter operating profit margin increased to
12.9 percent from 11.6 percent a year ago.

BUSINESS SEGMENT RESULTS
Fourth-quarter 2010 services customer revenue declined 11 percent from the prior-year quarter, with approximately two percentage points of the decline attributable to divested businesses. Reflecting improved cost efficiencies in delivery, services gross profit margin improved to 21.9 percent compared with
19.4 percent a year ago. Services operating profit margin increased to 8.0 percent compared with 7.2 percent a year ago.

Services backlog at December 31, 2010 was $5.8 billion, down from $5.9 billion at December 31, 2009 and flat compared with $5.8 billion of services backlog at September 30, 2010. Fourth-quarter services orders were flat sequentially and declined year over year primarily due to lower orders in North America, including orders from the U.S. federal government.

Fourth-quarter 2010 technology customer revenue declined 4 percent from the prior-year quarter. For the full year, technology revenue was flat compared to 2009, as growth in ClearPath server sales offset 2009 revenue from divested businesses. The company reported a fourth-quarter 2010 technology gross profit margin of 56.6 percent and an operating profit margin of 30.5 percent, down from a gross profit margin of 61.0 percent and operating profit margin of 31.5 percent in the year-ago quarter.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $187 million of cash from operations in the fourth quarter of 2010 compared with $215 million in the fourth quarter of 2009. Capital expenditures in the fourth quarter of 2010 declined to $41 million compared with $52 million in the year-ago quarter. The company generated $146 million of free cash flow (cash from operations less capital expenditures) in the fourth quarter of 2010 compared with free cash flow of $163 million in the fourth quarter of 2009.

Unisys generated $337 million of cash from operations for the full year. During 2010, Unisys reduced the usage of its accounts receivable securitization facility by $100 million, the net impact of which was to reduce cash from operations by $100 million. In 2009, the company generated $397 million of cash from operations, which included a $41 million reduction in the usage of its accounts receivable securitization facility. Capital expenditures for full-year 2010 were $203 million compared with $201 million in 2009. Including the impact of the reductions in the use of its accounts receivable securitization facility, the company generated $134 million of free cash flow in 2010 compared to $196 million in 2009.

At December 31, 2010, Unisys reported a cash balance of $828 million, up from $648 million at December 31, 2009. Total debt at December 31, 2010 was $824 million, a reduction of $88 million from December 31, 2009.

CONFERENCE CALL
Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

CONSTANT CURRENCY

The company refers to revenue growth rates at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates to facilitate comparisons of the company's business performance from one period to another. Constant currency for revenue is calculated by retranslating current and prior period results at a consistent rate. This approach is based on the pricing currency for each country which is typically the functional currency. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.


FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the adverse effects of global economic conditions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the company's ability to retain significant clients; the company's ability to take on, successfully implement and grow outsourcing operations; the company's ability to drive profitable growth in consulting and systems integration; market demand for the company's high-end enterprise servers and maintenance on those servers; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the business and financial risk in implementing future dispositions or acquisitions; the potential for infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; and the company's consideration of all available information following the end of the year and before the filing of the Form 10-K and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0201/9017

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months            Year
                          Ended December 31    Ended December 31
                          ------------------   ------------------
                            2010      2009 *     2010      2009 *
                          --------  --------   --------  --------
Revenue
  Services                  $859.7    $966.2   $3,457.4  $3,824.9
  Technology                 184.9     192.4      562.2     560.8
                          --------  --------   --------  --------
                           1,044.6   1,158.6    4,019.6   4,385.7
Costs and expenses
  Cost of revenue:
    Services                 661.3     758.9    2,731.8   3,026.1
    Technology                72.2      59.6      216.1     246.6
                          --------  --------   --------  --------
                             733.5     818.5    2,947.9   3,272.7
Selling, general and
  administrative             158.4     180.9      617.1     681.1
Research and development      18.1      25.1       78.9     101.9
                          --------  --------   --------  --------
                             910.0   1,024.5    3,643.9   4,055.7
                          --------  --------   --------  --------
Operating profit             134.6     134.1      375.7     330.0

Interest expense              25.0      26.8      101.8      95.2
Other income (expense), net   (6.4)     (9.3)     (51.0)    (16.6)
                          --------  --------   --------  --------
Income from continuing operations
  before income taxes        103.2      98.0      222.9     218.2
Provision (benefit) for
  income taxes                 6.1     (12.6)      58.8      42.3
                          --------  --------   --------  --------
Consolidated net income from
  continuing operations       97.1     110.6      164.1     175.9
Net (income) loss attributable to
  noncontrolling interests    (1.9)      3.1       (5.2)     (3.7)
                          --------  --------   --------  --------
Net income from continuing
  operations attributable
  to Unisys Corporation       95.2     113.7      158.9     172.2
Income from discontinued operations,
  net of taxes                 4.0       0.8       77.2      17.1
                          --------  --------   --------  --------
Net income attributable to
  Unisys Corporation         $99.2    $114.5     $236.1    $189.3
                          ========  ========   ========  ========
Earnings per share attributable
  to Unisys Corporation
Basic
  Continuing operations    $  2.24   $  2.69    $  3.74   $  4.38
  Discontinued operations      .09       .02       1.81       .44
                          --------  --------   --------  --------
      Total                $  2.33   $  2.71    $  5.55   $  4.82
                          ========  ========   ========  ========
Diluted
  Continuing operations    $  2.20   $  2.62    $  3.67   $  4.32
  Discontinued operations      .09       .02       1.78       .43
                          --------  --------   --------  --------
      Total                $  2.29   $  2.64    $  5.45   $  4.75
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                     42,642    42,285     42,562    39,241
  Diluted                   43,326    43,307     43,333    39,834

  * Reclassified for discontinued operations

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
December 31, 2010
------------------
Customer revenue      $1,044.6                $859.7      $184.9
Intersegment                       ($31.7)       2.3        29.4
                      --------   --------   --------    --------
Total revenue         $1,044.6     ($31.7)    $862.0      $214.3
                      ========   ========   ========    ========

Gross profit percent     29.8%                 21.9%       56.6%
                      ========              ========    ========
Operating profit
  percent                12.9%                  8.0%       30.5%
                      ========              ========    ========
Three Months Ended
December 31, 2009 *
------------------
Customer revenue      $1,158.6                $966.2      $192.4
Intersegment                       ($52.4)       1.9        50.5
                      --------   --------   --------    --------
Total revenue         $1,158.6     ($52.4)    $968.1      $242.9
                      ========   ========   ========    ========

Gross profit percent     29.4%                 19.4%       61.0%
                      ========              ========    ========
Operating profit
  percent                11.6%                  7.2%       31.5%
                      ========              ========    ========

Year Ended
December 31, 2010
------------------
Customer revenue      $4,019.6              $3,457.4      $562.2
Intersegment                      ($116.6)       5.9       110.7
                      --------   --------   --------    --------
Total revenue         $4,019.6    ($116.6)  $3,463.3      $672.9
                      ========   ========   ========    ========

Gross profit percent     26.7%                 20.1%       55.1%
                      ========              ========    ========
Operating profit
  percent                 9.3%                  6.7%       21.6%
                      ========              ========    ========
Year Ended
December 31, 2009 *
------------------
Customer revenue      $4,385.7              $3,824.9      $560.8
Intersegment                      ($170.8)       6.9       163.9
                      --------   --------   --------    --------
Total revenue         $4,385.7    ($170.8)  $3,831.8      $724.7
                      ========   ========   ========    ========

Gross profit percent     25.4%                 19.2%       49.6%
                      ========              ========    ========
Operating profit
  percent                 7.5%                  6.2%       12.4%
                      ========              ========    ========

  * Reclassified for discontinued operations

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                        December 31, December 31,
                                           2010         2009 *
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $828.3       $647.6
Accounts and notes receivable, net           789.7        767.4
Inventories
   Parts and finished equipment               44.8         57.5
   Work in process and materials              44.1         43.0
Deferred income taxes                         40.7         19.9
Prepaid expense and other
 current assets                              127.8        139.2
Assets of discontinued operations                -         98.8
                                        ----------   ----------
Total                                      1,875.4      1,773.4
                                        ----------   ----------
Properties                                 1,339.0      1,365.8
Less accumulated depreciation
  and amortization                         1,119.3      1,140.1
                                        ----------   ----------
Properties, net                              219.7        225.7
                                        ----------   ----------
Outsourcing assets, net                      162.3        213.7
Marketable software, net                     143.8        151.5
Prepaid postretirement assets                 31.2            -
Deferred income taxes                        179.6        180.6
Goodwill                                     197.9        198.5
Other long-term assets                       211.0        213.5
                                        ----------   ----------
Total                                     $3,020.9     $2,956.9
                                        ==========   ==========
Liabilities and stockholders' deficit
Current liabilities
Current maturities of long-term debt          $0.8        $65.8
Accounts payable                             260.7        292.2
Deferred revenue                             556.3        439.1
Other accrued liabilities                    518.9        566.0
Liabilities of discontinued operations           -         87.1
                                        ----------   ----------
Total                                      1,336.7      1,450.2
                                        ----------   ----------
Long-term debt                               823.2        845.9
Long-term postretirement liabilities       1,509.2      1,640.6
Long-term deferred revenue                   149.4        149.2
Other long-term liabilities                  136.2        142.7
Commitments and contingencies
Total stockholders' deficit                 (933.8)    (1,271.7)
                                        ----------   ----------
Total                                     $3,020.9     $2,956.9
                                        ==========   ==========
 * Reclassified for discontinued operations

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)

                                                Year Ended
                                                December 31
                                           --------------------
                                             2010        2009
                                           --------    --------
Cash flows from operating activities
Consolidated net income from
 continuing operations                       $164.1      $175.9
Income from discontinued operations,
 net of taxes                                  77.2        17.1
Add (deduct) items to reconcile
 consolidated net income to net cash
 provided by operating activities:
Foreign currency transaction loss              19.9           -
Employee stock compensation                     9.4          .7
Depreciation and amortization
 of properties                                 75.8        96.9
Depreciation and amortization of
 outsourcing assets                           111.9       151.0
Amortization of marketable software            62.9       104.6
Disposals of capital assets                     9.8        10.8
(Gain) loss on sale of businesses
 and assets                                   (65.5)        8.8
Loss on extinguishment of debt                  2.1           -
Increase in deferred income
 taxes, net                                   (34.4)      (87.9)
(Increase) decrease in receivables, net       (31.9)       62.1
Decrease in inventories                        12.4        14.0
Increase (decrease) in accounts payable
 and other accrued liabilities                 56.5       (70.7)
(Decrease) increase in other liabilities      (38.4)       37.3
Increase in other assets                      (94.2)     (121.9)
Other                                           (.8)       (1.9)
                                            -------     -------
Net cash provided by operating activities     336.8       396.8
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                    417.4       404.1
 Purchases of investments                    (416.5)     (402.8)
 Restricted deposits                           23.4       (86.8)
 Investment in marketable software            (55.8)      (57.6)
 Capital additions of properties              (64.1)      (45.9)
 Capital additions of outsourcing assets      (83.2)      (97.8)
 Net proceeds from sale (purchases)
  of businesses and assets                    117.2        15.5
                                            -------     -------
Net cash used for investing activities        (61.6)     (271.3)
                                            -------     -------
Cash flows from financing activities
 Proceeds from exercise of stock options        1.4           -
 Payments of long-term debt                   (92.8)      (30.0)
 Financing fees                                 (.1)      (16.1)
                                            -------     -------
Net cash used for financing activities        (91.5)      (46.1)
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                          (3.0)       24.2
                                            -------     -------
Increase in cash and cash equivalents         180.7       103.6
Cash and cash equivalents, beginning of
 period                                       647.6       544.0
                                            -------     -------
Cash and cash equivalents, end of period     $828.3      $647.6
                                            =======     =======